Exhibit 99.1

LookSmart Reports Fourth Quarter 2009 Results

SAN FRANCISCO, March 18, 2010—LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising network solutions company, today announced financial results for the fourth quarter ended December 31, 2009.

Revenues for the fourth quarter of 2009 were $12.8 million, compared to $14.9 million in the fourth quarter of 2008 and a 2% increase from $12.5 million in the third quarter of 2009. Net loss for the fourth quarter of 2009 was $0.9 million, or ($0.05) per diluted share. This compares to a net loss for the fourth quarter of 2008 of $12.4 million, or ($0.73) per diluted share. Included in fourth quarter 2008 net loss is a non-cash impairment charge of $9.8 million, a $1.0 million asset impairment charge related to the decision to wind down Furl and a $0.6 million legal settlement charge. Net loss for the third quarter of 2009 was $1.9 million, or ($0.11) per diluted share.

Loss from continuing operations for the fourth quarter of 2009 was $1.0 million, which includes $0.2 million of severance expense offset by $0.2 million of income tax benefit. This compares to a loss from continuing operations in the fourth quarter of 2008 of $11.4 million, which includes the non-cash impairment charge of $9.8 million and the $0.6 million legal settlement charge. Loss from continuing operations for the third quarter of 2009 was $2.1 million, which includes $0.3 million of severance expense and $0.1 million of expenses related to the evaluation of strategic growth alternatives.

Commenting on the results, Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer said: “Although we are pleased with the expense improvements from our restructuring efforts, we are dissatisfied with fourth quarter top and bottom line results. We offer very strong customizable performance solutions to clients and our core asset continues to be the AdCenter platform, but we must improve our ability to optimize the delivery of traffic to our customers as well as the quality and consistency of our traffic to capitalize on the increasing demand in the search advertising market.”

Revenues from the Company’s Advertiser Network were $11.9 million in the fourth quarter of 2009, a decrease of 12% from $13.5 million in the fourth quarter of 2008, and an increase of 1% from $11.8 million in the third quarter of 2009. Revenues from the Company’s Publisher Solutions were $0.8 million in the fourth quarter of 2009, a decrease of 43% from $1.5 million in the fourth quarter of 2008 and an increase of 14% from $0.7 million in the third quarter of 2009. The sequential increase in Publisher Solutions revenues is primarily attributable to an increase from the Company’s largest Publisher Solutions client.

Gross margins from continuing operations decreased to 33% in the fourth quarter of 2009 from 36% in the fourth quarter of 2008 and increased from 31% in the third quarter of 2009. The year-over-year decrease in gross margins reflects higher traffic acquisition costs (TAC) as compared to the fourth quarter of 2008. The sequential increase in gross margin reflects the lower average TAC on the Advertiser Network in the fourth quarter of 2009 as compared to the third quarter of 2009, as well as the sequential increase in the Company’s Publisher Solutions revenues.

Total operating expenses in the fourth quarter of 2009 decreased to $5.3 million, which includes $0.2 million of non-cash, share-based compensation charges, $0.2 million of severance expense and $0.1 million of non-cash impairment charges. Operating expenses for the fourth quarter of 2008 were $16.9 million, which includes $0.5 million of non-cash, share-based compensation charges, a non-cash impairment charge of $9.8 million and a $0.6 million legal settlement charge. Operating expenses for the third quarter of 2009 were $6.0 million, which includes $0.4 million of non-cash, share-based compensation charges, $0.3 million of severance expense and $0.1 million of expense related to the evaluation of strategic growth alternatives. The Company’s improved operating expenses on a year-over-year and sequential basis include the benefit of relocated headquarters for the month of December. The Company will continue to benefit from lower costs associated with it headquarters in 2010 when compared to 2009.

Non-GAAP net loss (net loss before discontinued operations and excluding stock based compensation and impairment charges) for the fourth quarter of 2009 was $0.7 million compared to a loss of $1.1 million in the fourth quarter of 2008. Non-GAAP net loss for the third quarter of 2009 was $1.7 million.

An explanation of LookSmart’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, in the fourth quarter of 2009 were $0.7 million, compared to $1.0 million in the fourth quarter of 2008, and $0.6 million in the third quarter of 2009. Depreciation and amortization from continuing operations in the fourth quarter of 2009 was $0.7 million, flat compared to $0.7 million in the fourth quarter of 2008 and the third quarter of 2009.

The Company ended the quarter with $27.7 million in cash, cash equivalents, and investments, an increase of $0.6 million from $27.1 million at September 30, 2009. Net cash provided by operating activities for the three months ended December 31, 2009 was approximately $1.2 million.

As previously announced, in the third quarter of 2009, the Company launched post-pay terms to its smaller self service advertisers, whereby these customers will pay for clicks after they occur rather than the previous practice of being billed in advance. The adoption of post-pay terms reflects the Company’s objective to align its business practices with industry standards and to encourage more self-service advertisers to use the LookSmart Advertiser Network in their campaigns. As a result of this change, the Company reported a $0.3 million decline in deferred revenues on its Balance Sheet at December 31, 2009 as compared to September 30, 2009.

Q4 2009 Key Metrics Performance

•	Total paid clicks for the fourth quarter of 2009 were 243 million, compared to 201 million for the fourth quarter of 2008 and 219 million for the third quarter of 2009.

•	Average Advertising Network revenue per click (RPC) for the fourth quarter of 2009 was $0.049, a decrease from $0.067 in the fourth quarter of 2008 and $0.054 in the third quarter of 2009.

•	Traffic acquisition costs (TAC) of 67.3% for LookSmart’s Ad Network increased from the 66.9% rate in the fourth quarter of 2008 and decreased from the 68.8% rate in the third quarter of 2009.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET to discuss its fourth quarter 2009 financial results. Participating on the call will be Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer and Steve Markowski, Chief Financial Officer. To listen to the call from the US, dial 1-877-407-4018; from outside the US, dial 1-201-689-8471. A telephonic replay of the call will be available until Thursday, April 1, 2010, 11:59 pm ET. To access the replay from the US, dial 1-877-660-6853 and enter account number 3055, passcode 347147; from outside the US, dial 1- 201-612-7415 and enter account number 3055, passcode 347147. The call will also be available live by webcast on LookSmart’s Investor Relations website at http://investor.shareholder.com/looksmart/.

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

GAAP to Non-GAAP Reconciliation

We provide a reconciliation of GAAP net loss to non-GAAP net loss below:

	Three Months Ended
(000’s)	December 31, 2009 (unaudited)	September 30, 2009 (unaudited)	December 31, 2008 (unaudited)
GAAP net loss	$(935)	$(1,941)	$(12,449)
Add: Stock based compensation from continuing operations	226	359	479
Add: (Income) loss from discontinued operations	(93)	(132)	1,073
Add: Impairment charges	100	—	9,810

Non-GAAP net income (loss)	$(702)	$(1,714)	$(1,087)

	Year Ended December 31,
(000’s)	2009	2008
GAAP net loss	$(6,202)	$(14,834)
Add: Stock based compensation from continuing operations	1,617	2,734
Add: (Income) loss from discontinued operations	(464)	1,521
Add: Impairment charges	280	9,810

Non-GAAP net income (loss)	$(4,769)	$(769)

Use of Non-GAAP Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. LookSmart provides “non-GAAP net loss,” which is a non-GAAP financial measure. Non-GAAP net loss consists of net loss before (a) income (loss) from discontinued operations; (b) impairment charges; and (c) share-based compensation expense.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that the Company believes, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides useful information regarding factors and trends affecting the Company’s business and results of operations.

For the non-GAAP financial measure non-GAAP net loss, the adjustment provides management with information about LookSmart’s operating performance that enables comparison of its operating financial results in different reporting periods. Additionally, our management uses non-GAAP net loss as a supplemental measure in the evaluation of our business, and believes that non-GAAP net loss provides visibility into our ability to meet our future capital expenditures and working capital requirements.

This non-GAAP financial measure is used in addition to, and in conjunction with, results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, in particular stock based compensation expense, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our efforts to control expenses may not be successful, that our efforts to increase revenue and improve gross margin may not succeed, that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability to, or be unable to, enhance our products or our network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Steve Markowski, Chief Financial Officer

415-348-7206

smarkowski@looksmart.net

ICR, Inc.

John Mills, Senior Managing Director

310-954-1100

john.mills@icrinc.com

LOOKSMART, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$22,933	$22,393
Short-term investments	4,780	10,185

Total cash, cash equivalents and short-term investments	27,713	32,578
Trade accounts receivable, net	3,990	7,017
Prepaid expenses and other current assets	847	1,563

Total current assets	32,550	41,158
Property and equipment, net	3,717	3,371
Capitalized software and other assets, net	2,080	2,235

Total assets	$38,347	$46,764

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$2,918	$4,357
Accrued liabilities	5,477	6,690
Deferred revenue and customer deposits	1,113	1,593
Current portion of long-term obligations	1,272	2,275

Total current liabilities	10,780	14,915
Capital lease and other obligations, net of current portion	1,646	1,438

Total liabilities	12,426	16,353

Commitment and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 shares at December 31, 2009 and 2008; Issued and Outstanding: none at December 31, 2009 and 2008	—	—
Common stock, $0.001 par value; Authorized: 200,000 shares at December 31, 2009 and 2008; Issued and Outstanding: 17,145 shares and 17,075 shares at December 31, 2009 and 2008, respectively	17	17

Additional paid-in capital	260,981	259,276
Accumulated other comprehensive gain (loss)	3	(4)
Accumulated deficit	(235,080)	(228,878)

Total stockholders’ equity	25,921	30,411

Total liabilities and stockholders’ equity	$38,347	$46,764

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenue	$12,756	$14,944	$51,776	$65,003
Cost of revenue	8,605	9,521	33,351	39,236

Gross profit	4,151	5,423	18,425	25,767

Operating expenses:
Sales and marketing	1,304	1,866	5,617	8,547
Product development	2,314	2,493	9,831	11,096
General and administrative	1,612	2,734	9,056	10,567
Restructuring charge	—	(11)	536	65
Impairment charge	100	9,810	280	9,810

Total operating expenses	5,330	16,892	25,320	40,085

Loss from operations	(1,179)	(11,469)	(6,895)	(14,318)
Non-operating income (expense)	(27)	93	59	1,012

Loss from continuing operations before income taxes	(1,206)	(11,376)	(6,836)	(13,306)
Income tax expense (benefit)	(178)	—	(170)	7

Loss from continuing operations	(1,028)	(11,376)	(6,666)	(13,313)
Income (loss) from discontinued operations, net of tax	93	(1,073)	464	(1,521)

Net loss	$(935)	$(12,449)	$(6,202)	$(14,834)

Net loss per share - Basic and Diluted
Loss from continuing operations	$(0.06)	$(0.67)	$(0.39)	$(0.74)
Income (loss) from discontinued operations, net of tax	0.01	(0.06)	0.03	(0.09)

Net loss per share	$(0.05)	$(0.73)	$(0.36)	$(0.83)

Weighted average shares outstanding used in computing basic and diluted net loss per share	17,132	17,044	17,108	17,886